                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of November 15, 2000, by and among XIT CORPORATION, a New Jersey corporation ("XIT"), MICROTEL INTERNATIONAL, INC., a Delaware corporation ("MicroTel") (XIT and MicroTel collectively and individually referred to as "Seller"), BRYAN FULLER ("Fuller"), TAMA-LEE MAPALO ("Mapalo"), and ETCH-TEK ELECTRONICS CORPORATION, a California corporation owned by Fuller and Mapalo ("EEC") (Fuller, Mapalo and EEC collectively referred to as "Purchaser"), with reference to the following RECITALS:


         A. XIT, a wholly-owned subsidiary of MicroTel, is engaged, in part, in the business of manufacturing printed circuit boards. Such business operations have been carried on as a distinct business known as the XCEL Etch-Tek Division of Seller (the "XET Division Business") for approximately four (4) years and seven (7) months. All of the XET Division Business operations of Seller desired to be purchased by Purchaser hereunder are referred to herein as the "XET Division Business".

         B. Subject to the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the XET Division Business, its operations, and all of the Assets of Seller used therein.

         C. It is the intent of the parties to enter into this Asset Purchase Agreement, where, upon the terms and conditions set forth herein, in exchange for the payment to Seller by Purchaser of the total sum of Three Hundred and Ten Thousand Dollars and No Cents ($310,000.00) and the assumption of liability by Purchaser in the amount of Seventy Five Thousand Dollars and No Cents ($75,000.00) consisting of selected existing trade payables of Seller, Purchaser will obtain all tangible assets of the XET Division Business in their "AS IS" condition, and all intangible assets of the XET Division Business, all as more fully described in Section 1 herein. Upon consummation of the Asset Purchase Agreement, and except as and to the extent otherwise set forth herein, it is the intent of the Seller and Purchaser that all liabilities and obligations, known and unknown, contingent or existing, arising prior to the Closing Date that are attendant to the assets so transferred shall remain the obligation and responsibility of Seller, and that all liabilities and obligations, known and unknown, contingent or existing, arising after the Closing Date that are attendant to the assets so transferred shall become the obligation and responsibility of Purchaser.

         NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       PURCHASE AND SALE

         1.1 AGREEMENT TO SELL. At the Closing hereunder (as defined in Section
2.1 hereof) and except as otherwise specifically provided in this Agreement, including but not limited to Section 1.3, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, all right, title and interest of Seller in and to (a) the name "Etch-Tek" and all goodwill associated therewith;
(b) all of the tangible assets and properties of Seller constituting the XET Division Business or used therein, of every kind and description, real, personal and mixed, wherever situated, in their AS IS condition, and (c) all intangible assets and rights of the XET Division Business, wherever situated (which XET Division Business, name, goodwill, assets, properties and rights are herein sometimes called the "Assets").

         1.2 INCLUDED ASSETS. The Assets shall include without limitation the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the XET Division Business, except as otherwise expressly set forth in Section 1.3 hereof:

         (a) all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property used in the XET Division Business;

         (b) all supplies, raw materials, work-in-process, finished goods and other inventories;

         (c) to the extent permitted by applicable law, all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, operating permit or other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

         (d) all rights under any written or oral distribution, dealer, sales agency or sales representative agreements;

         (e) all of Seller's right, title and interest in and to the name "Etch-Tek";

         (f) all rights under any trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

         (g) all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the XET Division Business or under development;

         (h) all rights in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets; and

         (i) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

         1.3 EXCLUDED ASSETS. Notwithstanding the foregoing, the Assets shall not include any of the following (the "Excluded Assets"):

         (a) the corporate seal, certificate of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the organization of Seller;

         (b) the rights which accrue or will accrue to Seller under this Agreement;

         (c) the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds;

         (d) all cash;

         (e) all trade receivables;

         (f) all prepaid expenses, except all lease rental payments under any leases, for real or personal property or equipment that Seller has made for the month of November; and

         (g) all affiliate company inter-company receivables.

         1.4 AGREEMENT TO PURCHASE. At the Closing hereunder, Purchaser shall purchase the Assets from Seller in exchange for the purchase price payable under
Section 1.5 and assumption of the liabilities and obligations of Seller as provided in Section 1.6 of this Agreement.

         1.5 PURCHASE PRICE. The purchase price payable by Purchaser for the Assets (the "Purchase Price"), shall be the sum of Three Hundred and Ten Thousand Dollars ($310,000), to be paid as follows:

         (a) Purchaser shall deliver to Seller at the Closing the sum of Two Hundred and Sixty Thousand Dollars ($260,000) by delivery of a certified check, bank cashier's check or by wire transfer (the "Closing Payment"); and

         (b) Purchaser shall deliver to Seller at Closing the Promissory Note of Purchaser in the face amount of Fifty Thousand Dollars ($50,000) in the form attached hereto as Exhibit A (the "Promissory Note").

         1.6 ASSUMPTION OF LIABILITIES. At the Closing hereunder Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller:

         (a) identified trade payables (as set forth on Exhibit B) in an aggregate amount not to exceed $75,000 (the "Assumed Trade Payables") and as reflected on the September 30, 2000 Balance Sheet (as defined in Section 3.4), and all liabilities and obligations that first arise on or after the Closing Date in respect of the XET Division Business which remain unpaid and undischarged on the Closing Date; and

         (b) all liabilities and obligations of Seller in respect of all contracts of Seller which relate to the XET Division Business including all leases for real property and equipment identified on Exhibit C attached hereto, including Seller's obligations as guarantor thereunder, and all obligations to provide normal customer service and warranty obligations to existing accounts for products shipped prior to the Closing Date, except that Seller agrees to reimburse Purchaser for all actual costs incurred by Purchaser in providing normal customer service and warranty obligations to existing accounts for products shipped prior to the Closing Date.

         In no event, however, shall Purchaser assume or incur any liability or obligation under this Section 1.6 or otherwise in respect of any of the following:

         (o) any contingent liabilities that are alleged or claimed by any third party to have arisen from defects in products, or any component thereof, manufactured by Seller prior to the Closing Date.

         (p) any liability whatsoever to Wells Fargo Business Credit, Inc. in relation to debts of Seller or liens against Seller's Assets;

         (q) any federal, state or local income or other tax (i) payable with respect to the XET Division Business, assets, properties or operations of Seller or any affiliated entity for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller, of this Agreement and the transactions contemplated hereby;

         (r) any liability or obligation under or in connection with the Excluded Assets;

         (s) any accrued payables (except as provided in Section 1.6(a) above);

         (t) any affiliate company inter-company payables;

         (u) any trade payables other than the Assumed Trade Payables;

         (v) any accrued expenses;

         (w) any accrued employee benefits, including vacation pay;

         (x) any liabilities of Seller to any of its affiliated companies;

         (y) except for Purchaser's responsibility to pay for its own cost of legal fees incurred to prepare purchase and sale documents, any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts; or

         (z) any liability or obligation of Seller to pay a brokerage or finder's fee or commission.

         1.7 ALLOCATION OF PURCHASE PRICE. Purchaser and Seller shall negotiate in good faith prior to the Closing Date and determine the allocation of the consideration paid by Purchaser for the Assets. Each party hereto agrees (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended and the regulations thereunder, (ii) to complete jointly and to file separately all necessary forms with its federal income tax return consistent with such allocation for the tax year in which the Closing Date occurs and (iii) that such party will not take a position on any income, transfer or gains tax return, before any governmental or regulatory authority charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other parties.

2.       CLOSING

         2.1 TIME AND PLACE OF CLOSING. The closing of the sale and purchase of the Assets (the "Closing") shall take place at a time mutually agreed to by the parties hereto on or before November 15, 2000 at such place and in such manner as may be mutually agreed upon by Purchaser and Seller. The date of the Closing is referred to herein as the "Closing Date."

         2.2 ITEMS TO BE DELIVERED AT CLOSING. At the Closing:

         (a) Purchaser shall deliver to Seller:

             (i) the Closing Payment;

             (ii) the fully signed Promissory Note;

             (iii) the signed Guaranty of Bryan Fuller and the signed Guaranty of Tama-Lee Mapalo, each in the form attached hereto as Exhibit D and Exhibit E, respectively;

             (iv) an executed counterpart of an assignment and assumption agreement substantially in the form of Exhibit F attached hereto (the "Bill of Sale, Assignment and Assumption Agreement");

             (v) an opinion of counsel substantially in the form of Exhibit G attached hereto;

             (vi) a Secretary's Certificate for EEC substantially in the form of Exhibit H attached hereto evidencing the approval of the transactions contemplated herein;

             (vii) proof that Purchaser has entered a new lease for the Premises (as defined in Section 6.1 hereof) commencing as of the Closing Date; and

             (viii) such other documents or instruments as Seller may reasonably require.

         (b) Seller shall deliver to Purchaser:

             (i) an executed counterpart of the Bill of Sale, Assignment and Assumption Agreement;

             (ii) a written release from Wells Fargo Business Credit, Inc. evidencing as of the Closing the discharge of all debts and liens by Wells Fargo Business Credit, Inc. against the XET Division Business Assets;

             (iii) consents for the assignment of all agreements requiring consent relating to all leased real property and equipment utilized in the XET Division Business;

             (iv) an opinion of counsel substantially in the form of Exhibit I attached hereto;

             (v) a Secretary's Certificate for Seller substantially in the form of Exhibit J attached hereto evidencing approval of the transactions contemplated herein; and

             (vi) such other documents or instruments as Purchaser may reasonably require.

         2.3 DELIVERY OF POSSESSION. At the Closing, Seller shall make available to Purchaser all of the contracts, licenses, customer lists and all other documents, books, records, papers, files and data belonging to Seller that are part of the Assets; and, simultaneously with such delivery, all such steps shall be taken as may be required to put Purchaser in actual possession and operating control of the Assets. Seller shall execute and deliver such further documents and instruments as Purchaser may reasonably request in order to cause full possession and control of all of the Assets and of all other things and matters pertaining to the operation of the XET Division Business to be transferred and delivered to Purchaser.

         2.4 THIRD PARTY CONSENTS.

         (a) To the extent that Seller's rights under any agreement, contract, commitment, lease, or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consents as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

         (b) With respect to all real and personal property leases identified on Exhibit C (the "Leases"), Purchaser shall use its best efforts to negotiate new lease agreements with the respective lessors in order to terminate the obligations of Seller as lessee and/or guarantor under the Leases, and for Purchaser to assume sole contractual liability as lessee from and after November 15, 2000.

         2.5 FURTHER ASSURANCES. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to
Section 1.6 hereof. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

         2.6 TERMINATION. If the Closing shall not have taken place on or before November 30, 2000, or such later date as shall be mutually agreed to in writing by Purchaser and Seller, all of the rights and obligations of the parties hereunder this Agreement shall terminate, without liability to any other party. This provision does not apply if the failure to close results from a breach of this Agreement by either party, rather than the failure of a condition precedent to Closing to occur by such date.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

         3.1 EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the XET Division Business by it requires it to be so qualified.

         3.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (the "Seller Documents") will be, duly executed and delivered by Seller, and this Agreement constitutes, and the Seller Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         3.3 VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. The execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (c) the charter or by-laws of Seller, or (d) any mortgage, indenture, material agreement, contract, commitment, lease, plan, or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. Except as disclosed by Seller and agreed to by Purchaser at or before Closing, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller.

         3.4 FINANCIAL STATEMENTS.

         (a) Seller has delivered to Purchaser true and complete copies of an unaudited balance sheet (the "Balance Sheet") and an unaudited year-to-date profit and loss statement, each dated as of September 30, 2000 reflecting total assets of the XET Division Business. The Balance Sheet has been prepared using general accepted accounting principles consistently applied. Such Balance Sheet, including the related notes, fairly represents the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the XET Division Business at the date indicated.

         (b) Since the date of the Balance Sheet, the XET Division Business has not:

                  (1) mortgaged, pledged or subjected to lien, charge or other encumbrance, any of the Assets;
                  (2) sold or transferred any of its Assets, or canceled any debts or claims, except in the ordinary course of business;
                  (3) engaged in any transactions materially affecting its
                      business or properties not in the ordinary course of business, suffered any extraordinary losses or waived any material rights;
                  (4) suffered any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting its properties or business, or
                  (5) experienced any work stoppage, strike or labor dispute of such character as to materially and adversely affect its business or properties;

         3.5 MATERIAL CONTRACTS.

             (a) Except as listed in Exhibit K hereto, the XET Division is not a party to any written:

                  (1) contract with any labor union;
                  (2) contract(s) for the purchase of materials, supplies,
                      services, machinery or equipment involving individually payment of more than $10,000, or more than $25,000 in the aggregate;
                  (3) contract(s) continuing over a period of more than two (2)
                      years;

                  (4) contract(s) not terminable on more than thirty (30) days notice;
                  (5) lease for real property;
                  (6) contract(s) with any subcontractor, or
                  (7) contract(s) not made in the ordinary course of business.
                  (8) distributor, sales agency or advertising contract for the sale of its products, except as listed on Schedule 3.5 (a) attached hereto.

         (b) The XET Division Business has performed all obligations required to be performed by it to date, and is not in default under any contract, agreement, lease, commitment, indenture, mortgage or deed of trust to which it is a party.

         3.6 MISCELLANEOUS.

         (a) There are no actions, suits, claims, proceedings, investigations or litigation pending, or to the knowledge of Seller threatened, against the XET Division Business. The XET Division Business is not in default of any court order or injunction by which it is bound.

         (b) The XET Division Business has good and sufficient title to all of the Assets shown as owned by it on the Balance Sheet, free and clear of all mortgages, liens, charges, encumbrances or pledges whatsoever, except as stated in the Balance Sheet.

         (c) No representation or warranty contained herein, and no statement made by Seller in any document furnished by Seller to Purchaser under this Agreement contains, to the best of Seller's knowledge, any untrue statement of a material fact or omits any material fact necessary to make such representation or warranty not misleading to Purchaser.

         3.7 The Assets owned by Seller and being sold to Purchaser hereunder are free and clear of all liens and encumbrances. This provision does not apply to leased properties or equipment.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

         4.1 CORPORATE EXISTENCE. EEC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. EEC is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires it to be so qualified.

         4.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. EEC has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by EEC have been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Purchaser in accordance with the provisions hereof (the "Purchaser Documents") will be, duly executed and delivered by Purchaser, and this Agreement constitutes, and the Purchaser Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser as applicable, enforceable against Purchaser in accordance with their respective terms.

         4.3 FULL KNOWLEDGE AND INFORMATION; RELIANCE. Fuller has been the executive in charge of the XET Division Business for more than four (4) years and Mapalo has been Sales Manager and Sales and Operations Director of the XET Division Business for a combined period of more than four and one-half (4 1/2) years, and, as such, it is recognized that they are knowledgeable with regard to the activities, operations, environmental matters, customers, sales and order entry, employees and overall business functions of the XET Division Business. Fuller and Mapalo each represent that, as of the Closing Date, they are unaware of any misstatement or misrepresentation in the matters set forth in Section 3 of this Agreement and know of no fact or circumstances that may qualify or render the statements and representations set forth in Section 3 of this Agreement, in any respect, incorrect, false or misleading. It is understood that both Purchaser and Seller have, in part, relied upon the knowledge of Fuller and Mapalo with respect to the matters covered by this Agreement. Notwithstanding the foregoing, Purchaser relies on the statements and representations made by Seller to the extent that such statements and representations contain facts that are not within the personal knowledge of Fuller and Mapalo or that have not been provided by Fuller or Mapalo to Seller.

5.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period of two (2) years. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

6.       ENVIRONMENTAL MATTERS.

         6.1 Seller has caused a Phase 1 and Phase 2 environmental assessment to be performed in September 2000, ( the "Environmental Assessment") with respect to certain leased premises comprising part of the Assets of the XET Division Business being transferred to Purchaser hereunder, located at 2455 Bates Avenue, Contra Costa, California, and leased to Seller (as Lessee) by RKR Associates (as Lessor) pursuant to a Standard Industrial/Commercial Single-Tenant Lease-Net, dated April 5, 1996 (the "Premises"). The Environmental Assessment has been performed under the direct supervision of Fuller, and Purchaser acknowledges that a copy of a report containing results of the Environmental Assessment ( the "Environmental Assessment Report") has been provided to it and to the Lessor and that Purchaser has full knowledge and familiarity with all aspects thereof.


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

         6.2 (a) Seller assumes responsibility for the Environmental Costs that are required to be incurred to the extent that they are identified in the Environmental Assessment Report.

             (b) In the event that it is determined within three (3) years following the Closing Date that the Premises are contaminated by a hazardous substance, and that such contamination is not identified in the Environmental Assessment Report, Seller shall be responsible, and shall reimburse Purchaser, for a portion of the clean-up/remediation costs (the "Remediation Costs") actually incurred, net of any environmental insurance proceeds, to be calculated in accordance with the following:

                           (i) Seller shall only be responsible for a share of the Remediation Costs proportional to the period of its use of the Premises. For these purposes, it is agreed by Purchaser and Seller that the Premises were first occupied, by a prior party, in 1982; that Seller occupied and used the Premises for a total period of 4 years and 7 months, being the period from April 5, 1996 to November 15, 2000; and that the period of time during which the Premises are used and occupied by Purchaser, commencing on the Closing Date, shall be included in the total time period for use of the Premises.

                           (ii) Based upon the agreed upon terms contained in paragraph (i) above, the calculation of Seller's maximum potential liability under this Section 6.2 (b) shall be as follows:

Seller's Use Period [i.e. 4
years and 7 months]
-----------------------------           Remediation               Seller's Maximum
Total Period of Use and           x     Costs            =        Proportional Share
Occupancy of the Premises as
of the Date of the Claim

PROVIDED, HOWEVER, that Seller's responsibility under this Section 6.2 (b) shall be limited to claims made by Purchaser within three (3) years following the Closing Date. In no event shall Seller be responsible for any Remediation Costs unless it receives written notice of Purchaser's claim within three (3) years after the Closing Date.

                           (iii) Purchaser will obtain environmental liability insurance (the "Environmental Insurance"), and shall file a claim(s) under Environmental Insurance before seeking reimbursement from Seller hereunder. Seller shall only be liable to

         Purchaser to the extent that its proportional share of liability as calculated under this Section 6.2 (b) exceeds all amounts paid by the insurer.

         6.3 (a) Neither Seller nor Purchaser are aware of any pending or threatened proceedings, including lawsuits, arbitrations and administrative hearings, instituted by a private party or by a governmental entity concerning any hazardous substance alleged to be or to have been present, contained, used, manufactured, handled, created, stored, treated, discharged, released or buried on the Premises.

             (b) Neither Seller nor Purchaser have been contacted, nor do they have reason to believe that any contact will be made, by any representative of a federal, state or local governmental agency concerning any matter having to do with a hazardous substance on the Premises or the transportation of a hazardous substance to or from the Premises.

             (c) At no time during the period that Seller has occupied the Premises, and to the best of' Seller's knowledge, at no earlier time, were any agreements, stipulations, or settlements of any kind entered into between any owner or occupier of the Premises and any private or public entity relating to any hazardous substance on the Premises or to any transportation to or from the Premises of any hazardous substance.

             (d) Seller agrees to indemnify, defend and hold Purchaser harmless against all claims, damages and liabilities that arise from occurrences that took place prior to the Closing Date and Purchaser agrees to indemnify, defend and hold Seller harmless from and against all claims, damages and liabilities that arise from occurrences that take place after the Closing Date of whatever nature, foreseen or unforeseen, that may result in liability under any Hazardous Substance Laws.

             (e) Notwithstanding any other provision of this Agreement, the parties shall have no obligation whatsoever to each other under this Section 6 for any matter with regard to which a written disclosure was made prior to the Closing Date.

             (f) For purposes of this Section 6, the term "hazardous substance" shall mean:

                 (i) any substance, product waste, or other material of any nature that is or becomes listed or regulated under one or more of the following, referred to herein as "Hazardous Substance Laws":

                 (1) The Comprehensive Environmental Response, Compensation and
             Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.

                 (2) The Hazardous Materials Transportation Act, 49 U.S.C
             Section 1801 et seq.

                 (3) The Resource Conservation and Recovery Act ("RCRA"), 42
             U.S.C. Section 6901 et seq.

                 (4) The Clean Water Act, 33 U.S.C. Section 1251 et seq.

                 (5) The Toxic Substances Control Act, 15 U.S.C. Section 2601
             et seq.

                 (6) The California Carpenter-Presley-Tanner Hazardous Substance
             Account Act, Health & Safety Code Section 25300 et seq.

                 (7) The California Porter-Cologne Water Quality Control Act,
             Water Code Section 13000 et seq.

                 (8) The California Hazardous Waste Control Act, Health & Safety
             Code Section 25100 et seq.

                 (9) The California Safe Drinking Water and Toxic Enforcement
             Act, Health & Safety Code Section 25249.5 et seq.

                 (10) The California Hazardous Waste Management Act, Health &
             Safety Code Section 25170.1 et seq.

                 (11) Any other federal or state law or local ordinance
             concerning hazardous or toxic substances, wastes or materials.

          (ii)   Crude oil products, including petroleum.
          (iii)  Asbestos
          (iv)   Polychlorinated biphenyl
          (v)    Fossil fuel combustion wastes.
          (vi) Solid wastes resulting from the extraction and processing of ore.
          (vii)  Cement kiln dust wastes.

         6.4 "Environmental Costs" means any costs arising out of compliance requirements of any law, regulation, order, decree, opinion, requirement or agency policy relating to air, water, noise, odor, hazardous substances, hazardous wastes or the protection of the environment or human health and safety.

7.       INDEMNIFICATION

         7.1 INDEMNIFICATION OBLIGATION OF SELLER. For two (2) years after the Closing Date, Seller will reimburse, indemnify and hold harmless Purchaser and its respective successors and assigns against and in respect of any and all actions, suits, claims, proceedings, investigations, demands, damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by Purchaser that result from, relate to or arise out of:

         (a) any material breach of the representations, warranties or covenants of Seller contained in Section 3 of this Agreement or in a certificate, agreement or other instrument delivered by Seller pursuant to this Agreement, and

         (b) any liabilities or obligations of Seller other than those specifically assumed by Purchaser pursuant to this Agreement.

         7.2 INDEMNIFICATION OBLIGATION OF EEC AND FULLER. EEC, Fuller and Mapalo will, for two (2) years after the Closing Date, jointly and severally reimburse, indemnify and hold harmless Seller and its successors or assigns against and in respect of any and all actions, suits, claims, proceedings, investigations, demands, damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by Seller that result from, relate to or arise out of:

         (a) any material breach of the representations, warranties or covenants of Purchaser contained in this Agreement or in a certificate, agreement or other instrument delivered by Purchaser pursuant to this Agreement; and

         (b) any liabilities or obligations of Seller which have been assumed by Purchaser pursuant to this Agreement.

         7.3 METHOD OF ASSERTING CLAIMS, ETC. (a) In the event that any claim or demand for which a party or parties (the "Indemnifying Party") would be liable to another party or party (the "Indemnified Party") is asserted against or sought to be collected from the Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall have thirty days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party, (i) whether or not they dispute their liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) notwithstanding any such dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnified Party against such claim or demand.

         In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that they desire to defend the Indemnified Party against such claim or demand then, except as hereinafter provided, the Indemnifying Party shall have the right to defend the

Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

         If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be contested by the Indemnifying Party, then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder.

         If, in the reasonable opinion of the Indemnified Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Party, then the Indemnified Party shall have the right to participate in, but not control, the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder.

         (b) In the event an Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.

         7.4 PAYMENT. Upon the determination of liability under Section 7.3, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the Indemnified Party is not paid in full for any such claim pursuant to the foregoing provisions promptly as required, notwithstanding any other rights it may have against the Indemnifying Party, the Indemnified Party shall have the right to set off against any amounts owed by it under this Agreement to the Indemnifying Party.

         7.5 ATTORNEYS' FEES AND COSTS. In any action, at law or in equity, to enforce or interpret the indemnification provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs in addition to any other relief to which the prevailing party may be entitled.

8.       CONDITIONS PRECEDENT TO THE CLOSING

         8.1 CONDITIONS OF OBLIGATIONS OF SELLER. The obligation of Seller to effect the Asset Purchase is subject to the satisfaction on or before the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

         (b) PERFORMANCE BY PURCHASER. Purchaser shall have performed and satisfied all agreements and conditions which it is respectively required by this Agreement to perform or satisfy prior to or on the Closing Date and shall have delivered all documents required to be delivered hereunder.

         (c) LITIGATION AFFECTING CLOSING. No court order shall have been issued or entered which would be violated by the completion of the transaction contemplated herein. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with this Agreement or the transactions contemplated by this Agreement.

         (d) LEASE AGREEMENT. Purchaser shall have signed a lease agreement for the Premises (as defined in Section 6.1 above) the term for which commences as of the Closing Date;

         (e) FORM AND CONTENT OF DOCUMENTS. The form and content of all documents, certificates and other instruments to be delivered by Purchaser shall be reasonably satisfactory to Seller.

         (f) CONSENTS AND APPROVALS. Any required consent, approval, authorization or order required in connection with the sale of the Assets shall have been obtained or made and shall be in effect on the Closing Date.

         (g) CLOSING DOCUMENTS. Purchaser shall have executed and delivered the closing documents set forth in Section 2.2 hereof.

         (h) PURCHASE PRICE. Purchaser shall have delivered the Purchase Price as provided in Section 1.5 hereof.

         8.2 CONDITIONS OF OBLIGATIONS OF PURCHASER. The obligation of Purchaser to effect the Asset Purchase is subject to the satisfaction on or before the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

          (b) PERFORMANCE BY SELLER. Seller shall have performed and satisfied with all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date, and shall have delivered all documents required to be delivered hereunder.

         (c) LITIGATION AFFECTING CLOSING. No court order shall have been issued or entered which would be violated by the completion of the transaction contemplated herein. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with this Agreement or the transactions contemplated by this Agreement.

         (d) FORM AND CONTENT DOCUMENTS. The form and content of all documents, certificates and other instruments to be delivered by Seller shall be reasonably satisfactory to Purchaser.

         (e) CONSENTS AND APPROVALS. Any required consent, approval, authorization or order required in connection with the sale of the Assets shall have been obtained or made and shall be in effect on the Closing Date.

         (f) CLOSING DOCUMENTS. Seller shall have executed and delivered the closing documents set forth in Section 2.2 hereof.

9.       POST CLOSING MATTERS

         9.1 HIRING OF SELLER'S EMPLOYEES. As of the Closing, Purchaser may, but is not required to, offer employment to any or all persons presently engaged in the XET Division Business, who are identified on Exhibit L attached hereto and made a part hereof (the "Employees"), and the Employees shall not thereafter be considered Employees of Seller for any purposes. Seller will terminate all Employees, and shall be responsible for all accrued vacation pay and other benefits in accordance with its normal plans and policies.

         9.2 NON-SOLICITATION. Seller agrees that, for the a period of one (1) year following the Closing Date (the "Noncompete Period"), neither Seller nor its affiliates will (directly or indirectly) call on or solicit, or divert or take away from EEC or any affiliate of EEC, or divulge to any competitor or potential competitor of EEC or any affiliate or other entity who or which at the Closing Date was, or at any time preceding the Closing Date had been, a customer of the XET Division Business. Nothing contained in this Section shall be deemed to limit or impair, or be limited or impaired by, the provisions otherwise appearing herein.

         9.3 PAYMENTS RECEIVED. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

10.      MISCELLANEOUS

         10.1 USE OF NAME. From and after the Closing Date, Seller will sign such consents and take such other action as EEC shall reasonably request in order to permit EEC to use the name "Etch-Tek". From and after the Closing Date, neither Seller nor its affiliates shall use the name "Etch-Tek" or any names similar thereto or variants thereof.

         10.2 AMENDMENT. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto.

         10.3 EXTENSION; WAIVER. At any time prior to the Closing, the parties hereto may extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         10.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

         10.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         10.6 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any California state court or any federal court in the State of California in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

         10.7 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, as follows:


                  If to Seller, to:

                      XIT Corporation and MicroTel International, Inc. 9485 E. Haven Avenue
                      Suite 100
                      Rancho Cucamonga, CA 91730

                      ATTN: Carmine T. Oliva

                  With a required copy to:

                      Gallagher, Briody & Butler
                      212 Carnegie Center, Suite 402
                      Princeton, NJ  08540

                      ATTN: Thomas P. Gallagher


                  If to Purchaser to;

                      Etch-Tek Electronics Corporation
                      2455 Bates Avenue
                      Concord, CA 94520

                      ATTN: Bryan Fuller

                  and

                      Bryan Fuller
                      539 Hastings Drive
                      Benicia, CA 94510-1303

                  and

                      Tama-Lee Mapalo
                      163 Pavillion Drive
                      Suisun, CA 94584

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

         10.8 BULK SALES. With respect to the transaction contemplated by this Agreement, Purchaser and Seller waive compliance with notice requirements of the bulk sales law as specified in California Commercial Code Section 6105 ("Notice") and any other similar laws in any applicable jurisdiction. Seller agrees to indemnify and hold Purchaser harmless, against any liabilities, damages, costs and expenses resulting from, or arising out of, the lack of such Notice.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

                                      XIT CORPORATION

                                      By: /s/ Carmine T. Oliva
                                         --------------------------------------
                                      Title: President
                                            -----------------------------------


                                      MICROTEL INTERNATIONAL, INC.

                                      By: /s/ Carmine T. Oliva
                                         --------------------------------------
                                      Title: Chairman, President & CEO
                                            -----------------------------------


                                      ETCH-TEK ELECTRONICS

                                      By: /s/ Bryan Fuller
                                         --------------------------------------
                                      Title: President
                                            -----------------------------------


                                      BRYAN FULLER

                                      /s/ Bryan Fuller
                                      -----------------------------------------



                                      TAMA-LEE MAPALO

                                      /s/ Tama-Lee Mapalo
                                      -----------------------------------------